Exhibit 99.1

Dynatronics Corporation Enters into
Purchase and Sale Agreement for former Tennessee site

EAGAN, MN / ACCESSWIRE / April 6, 2021 / Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, announced today the company entered into a purchase and sale agreement (“Agreement”) with Maple Leaf Realco II, LLC for the sale of the company’s former manufacturing facility in Tennessee.

The Agreement is for the sale of a 3.4 acre site with a 54,000 sq. ft. building consisting of manufacturing and office space in Ooltewah, Tennessee for a purchase price of $1.75 million USD. Completion of the sale is anticipated before the company’s fiscal year end on June 30, 2021. Net proceeds for the sale are estimated to be approximately $1.63 million.

As previously announced, the company closed its operations in Tennessee in the second quarter of fiscal year 2021 as part of consolidation and cost reduction initiatives. Products manufactured by the company in Tennessee were moved to its New Jersey and Minnesota locations. These actions resulted in reduced costs, improved operating profitability, and scalability for growth.

About Dynatronics Corporation

Dynatronics Corporation is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our financial guidance, including uncertainties involving the impact of the COVID-19 pandemic on the company’s results of operations and financial condition, our expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contacts:

Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
ir@dynatronics.com

Darrow Associates
Peter Seltzberg, Managing Director
(516) 419-9915
pseltzberg@darrowir.com

For additional information, please visit: www.dynatronics.com
Connect with Dynatronics on LinkedIn